Exhibit 10.1
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 30th day of July, 2024, by and among Kilroy Realty Corporation, a Maryland corporation (“Kilroy”), Kilroy Realty, L.P., a Delaware limited partnership (“KRLP”), and Jeffrey Kuehling (the “Executive”). (For purposes of this Agreement, the term “Company” means Kilroy, KRLP, either of them, or both of them together, as the context may require.)
RECITALS
THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:
A.    KRLP desires to employ the Executive, and the Executive desires to accept such employment, on the terms and conditions set forth in this Agreement.
B.    This Agreement shall be effective as set forth herein and shall govern the relationship between the Executive, on the one hand, and Kilroy and KRLP, on the other hand, from and after the Effective Date, and, as of the Effective Date, supersedes and negates all previous agreements and understandings between them with respect to such relationship.
AGREEMENT
NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:
1.    Retention and Duties.
1.1    Retention. KRLP does hereby hire, engage and employ the Executive for the Period of Employment (as such term is defined in Section 2) on the terms and conditions expressly set forth in this Agreement. The Executive does hereby accept and agree to such hiring, engagement and employment, on the terms and conditions expressly set forth in this Agreement. Certain capitalized terms used herein are defined in Section 5.5 of this Agreement.
1.2    Duties. While the Executive shall be employed by KRLP during the Period of Employment, during such Period of Employment the Executive shall also serve as Kilroy’s Executive Vice President, Chief Financial Officer and shall have such powers, authorities, duties and obligations commensurate with such position as Kilroy’s Board of Directors (the “Board”) or its Chief Executive Officer (the “CEO”) may assign from time to time, all subject to the directives of the Board (or a committee thereof) or the CEO, and to the corporate policies of Kilroy, and the corporate and employment policies of KRLP, as they are in effect from time to time throughout the Period of Employment (including, without limitation, the Company’s Code of Business Conduct and Ethics, Insider Trading Compliance Policy, and Related Party Transactions Policy, as they may change from time to time). The Executive agrees to comply with such corporate and employment policies as they are in effect from time to time throughout the Period of Employment. During the Period of Employment, the Executive shall report to the CEO.
1.3    No Other Employment; Minimum Time Commitment. During the Period of Employment, the Executive shall (i) devote substantially all of the Executive’s business time, energy and skill to the performance of the Executive’s duties for Kilroy and KRLP, (ii) perform such duties in a faithful, effective and efficient manner to the best of the Executive’s abilities, and (iii) hold no other employment. The Executive’s service on the boards of directors (or similar body) of other business entities is subject to the prior written approval of the Board (or a committee thereof). The

Company shall have the right to require the Executive to resign from any board or similar body (including, without limitation, any association, corporate, civic or charitable board or similar body) which the Executive may then serve if the CEO or the Board (or a committee thereof) reasonably determines that the Executive’s service on such board or body interferes with the effective discharge of the Executive’s duties and responsibilities to the Company or that any business related to such service is then in direct or indirect competition with any business of the Company or any of its Affiliates, successors or assigns.
1.4    No Breach of Contract. The Executive hereby represents to each of Kilroy and KRLP and agrees that: (i) the execution and delivery of this Agreement by the Executive and the Company and the performance by the Executive of the Executive’s duties hereunder do not and shall not constitute a breach of, conflict with, or otherwise contravene or cause a default under, the terms of any other agreement or policy to which the Executive is a party or otherwise bound or any judgment, order or decree to which the Executive is subject; (ii) the Executive will not enter into any new agreement that would or reasonably could contravene or cause a default by the Executive under this Agreement; (iii) the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other Person which would prevent, or be violated by, the Executive entering into this Agreement or carrying out the Executive’s duties hereunder; (iv) the Executive is not bound by any consulting, non-compete, non-solicitation, confidentiality, trade secret or similar agreement (other than this Agreement and the Restrictive Covenants Agreement (as defined below)) with any other Person (other than ongoing, customary confidentiality obligations as to confidential information obtained from prior employers in the course of the Executive’s prior employment with them) which would prevent, or be violated by, the Executive entering into this Agreement or carrying out the Executive’s duties hereunder; (v) to the extent the Executive has any confidential or similar information that the Executive is not free to disclose to the Company, the Executive will not disclose or bring on to the Company’s premises, computer networks, communications or systems, computers or any other devices or accounts, any such information to the extent such disclosure or transmission would violate applicable law or any other agreement or policy to which the Executive is a party or by which the Executive is otherwise bound; and (vi) the Executive understands the Company will rely upon the accuracy and truth of the representations and warranties of the Executive set forth herein and the Executive consents to such reliance.
1.5    Location. The Executive’s principal place of employment shall be the Company’s principal executive office (currently located in Los Angeles, California) as it may be located from time to time. The Executive agrees that the Executive will be regularly present at that office during regular business hours (except for required business travel, holidays, vacation and other leaves consistent with this Agreement). The Executive acknowledges that the Executive will be required to travel from time to time in the course of performing the Executive’s duties for the Company.
2.    Period of Employment. The “Period of Employment” shall be a period of time commencing on a date, no later than September 3, 2024, to be mutually agreed between the Executive and the CEO (the date the Executive actually commences employment with KRLP, the “Effective Date”) and ending at the close of business on March 1, 2027 (the “Termination Date”); provided, however, that this Agreement shall be automatically renewed, and the Period of Employment shall be automatically extended for one (1) additional year on the Termination Date and each anniversary of the Termination Date thereafter, unless the Executive or the Company gives written notice at least sixty (60) days prior to the expiration of the Period of Employment (including any renewal thereof) of such party’s desire to terminate the Period of Employment (such notice to be delivered in accordance with Section 18). The term “Period of Employment” shall include any extension thereof pursuant to the preceding sentence. Provision of notice that the Period of Employment shall not be extended or further extended, as the case may be, shall not constitute a breach of this Agreement and, in the case of a provision of such notice by the Company, shall not constitute either a termination of the Executive’s employment by the Company without “Cause” or grounds for a termination by the Executive for “Good Reason” for purposes of this Agreement.

Notwithstanding the foregoing, the Period of Employment is subject to earlier termination as provided below in this Agreement.
3.    Compensation.
3.1    Base Salary. During the Period of Employment, the Company shall pay the Executive a base salary (“Base Salary”), which shall be paid in accordance with the Company’s regular payroll practices in effect from time to time but not less frequently than in monthly installments. The Executive’s Base Salary shall be at an annualized rate of Four Hundred Seventy Five Thousand Dollars ($475,000). The Board (or a committee thereof) may, in its sole discretion, increase (but not decrease) the Executive’s rate of Base Salary.
The allocation of the rights and obligations between Kilroy and KRLP shall be determined by separate agreement of those parties. (For clarity, as to any specific salary, award, benefit, severance or other compensation provided for in this Agreement, Executive shall be entitled to the amount specified in this Agreement from either Kilroy or KRLP, as Kilroy and KRLP may determine in their discretion unless otherwise expressly provided in this Agreement, and not from each of them.)
3.2    Incentive Bonus. The Executive shall be eligible to receive an incentive bonus for each fiscal year of the Company that occurs during the Period of Employment (“Incentive Bonus”). Notwithstanding the foregoing and except as otherwise expressly provided in this Agreement, the Executive must be employed by the Company at the time the Company pays incentive bonuses to employees generally with respect to a particular fiscal year in order to earn and be eligible for an Incentive Bonus for that year (and, if the Executive is not so employed at such time, in no event shall the Executive have been considered to have “earned” any Incentive Bonus with respect to the fiscal year). The Executive’s target Incentive Bonus amount for a particular fiscal year of the Company shall equal One Hundred Percent (100%) of the Executive’s Base Salary paid by the Company to the Executive for that fiscal year; provided that the Executive’s actual Incentive Bonus amount for a particular fiscal year (which may range from 0% of the target Incentive Bonus amount for that year up to a maximum percentage of the target Incentive Bonus amount for such year, with the maximum amount being One Hundred and Fifty Percent (150%) of the target annual Incentive Bonus amount) shall be determined by the Board (or a committee thereof) in its sole discretion, based on specific performance objectives (which may include corporate, business unit or division, financial, strategic, individual or other objectives) established with respect to that particular fiscal year by the Board (or a committee thereof) or such other factors it may consider relevant in the circumstances.
3.3    Initial Equity Award. On or promptly following the Effective Date, Kilroy will grant the Executive a restricted stock unit award covering a number of shares of Kilroy common stock equal to Seven Hundred Thousand Dollars ($700,000) divided by the closing price (in regular trading) of a share of Kilroy common stock on the New York Stock Exchange on the Effective Date (or, if the Effective Date is not a trading day on the New York Stock Exchange, on the last trading day prior to the Effective Date) and rounded to the nearest whole unit (such award, the “Initial Award”). The restricted stock units subject to the Initial Award will be scheduled to vest in full on January 5, 2026, subject to the Executive’s continued employment with the Company through such date (except as otherwise provided in Section 5.3(b)). The Initial Award will be granted under Kilroy’s Amended and Restated 2006 Incentive Award Plan, as amended (the “2006 Plan”). The Initial Award will be subject to the terms and conditions of the 2006 Plan as well as the terms and conditions of a written restricted stock unit award agreement (in substantially the form provided by the Company to the Executive) to be entered into by Kilroy and the Executive to evidence the Initial Award.

3.4    Annual Equity Awards. Additional equity awards for the Executive during the Period of Employment, commencing with awards for fiscal year 2025, will be in the sole discretion of the Board (or a committee thereof), except as provided below with respect to the annual equity awards for fiscal year 2025. Provided that the Executive is employed with the Company on the date Kilroy grants annual equity awards to its executive officers generally for that fiscal year, Kilroy will grant the Executive an annual equity award for fiscal year 2025 with a grant date fair value (as determined by Kilroy applying the equity award valuation methodology used by Kilroy for its financial reporting purposes) of an amount no less than Seven Hundred and Fifty Thousand Dollars ($750,000) (subject to rounding for whole share increments). The types of equity awards granted, the allocation of that value between those types of awards granted, specific vesting terms, and other terms and conditions of the awards will be determined by the Board (or a committee thereof).
4.    Benefits.
4.1    Retirement, Welfare and Fringe Benefits. During the Period of Employment, the Executive shall be entitled to participate in all employee retirement and welfare benefit plans and programs, and fringe benefit plans and programs, made available by the Company to Kilroy’s then-current executive officers generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time.
4.2    Reimbursement of Business Expenses. The Executive is authorized to incur reasonable expenses in carrying out the Executive’s duties for the Company under this Agreement and shall be entitled to reimbursement for all reasonable business expenses the Executive incurs during the Period of Employment in connection with carrying out the Executive’s duties for the Company, subject to the Company’s expense reimbursement policies and any pre-approval policies in effect from time to time. The Executive agrees to promptly submit and document any reimbursable expenses in accordance with the Company’s expense reimbursement policies to facilitate the timely reimbursement of such expenses.
4.3    Paid Time Office and Other Leave. During the Period of Employment, the Executive’s annual rate of vacation accrual shall be twenty (20) business days per year, with such vacation to accrue and be subject to the Company’s vacation policies in effect from time to time, including any policy which may limit vacation accruals and/or limit the amount of accrued but unused vacation to carry over from year to year. The Executive shall also be entitled to all other holiday and leave pay generally available to other executives of the Company.
4.4    Relocation. The Executive agrees to relocate, promptly following the Effective Date, to a residence that is proximate to the Company’s principal executive office in Los Angeles, California. The Company agrees that it will pay or reimburse the Executive up to $50,000 in the aggregate for the Executive’s reasonable and customary costs incurred in the Executive’s relocation from the Executive’s current principal residence to a location that is proximate to the Company’s principal executive office; provided that (i) the Company shall not be obligated to pay or reimburse any expense incurred after the Period of Employment ends, (ii) the Executive provides the Company with customary supporting documentation for such expenses, (iii) the Executive reasonably cooperates with the Company and its third party providers regarding the Executive’s relocation and reimbursement (including, without limitation, in reviewing and selecting vendors), and (iv) such relocation is completed promptly after the Effective Date and in all events no later than September 30, 2024. The Executive understands and acknowledges that the expenses contemplated by this Section 4.4 should generally be coordinated through and paid directly by the Company so that, to the extent feasible and practicable, they should be non-taxable. In the event that any payment or reimbursement provided by the Company pursuant to this Section 4.4 should be taxable to the Executive, the Company shall provide a tax gross-up payment to the Executive to cover any income, FICA, Medicare or other payroll taxes on any relocation benefits

(including any income, FICA, Medicare or other payroll taxes on the gross-up payment) and all such payments and reimbursements and gross-up payments shall be made no later than the end of the calendar year in which the Effective Date occurs. The Executive agrees to promptly submit such expenses, together with customary supporting documentation, to facilitate such payment timing. Should the Executive’s employment with the Company end before the first anniversary of the date such relocation is completed or should the Executive fail to complete such relocation (in each case, other than due to a termination of employment described in Section 5.3(b) or 5.3(c) or on account of the Executive’s death or Disability), the Executive agrees to promptly repay to the Company the Company’s costs incurred in providing such relocation benefits (including any related tax gross-up payment as provided above).
5.    Termination.
5.1    Termination by the Company. During the Period of Employment, the Executive’s employment by the Company, and the Period of Employment, may be terminated at any time by the Company: (i) with Cause, or (ii) with no less than sixty (60) days advance written notice to the Executive (such notice to be delivered in accordance with Section 18), without Cause, or (iii) in the event of the Executive’s death, or (iv) in the event that the Board (or a committee thereof) determines in good faith that the Executive has a Disability.
5.2    Termination by the Executive. During the Period of Employment, the Executive’s employment by the Company, and the Period of Employment, may be terminated by the Executive with no less than sixty (60) days advance written notice to the Company (such notice to be delivered in accordance with Section 18); provided, however, that in the case of a termination for Good Reason, the Executive may provide immediate written notice of termination once the applicable cure period (as contemplated by the definition of Good Reason) has lapsed.
5.3    Benefits upon Termination. If the Executive’s employment by the Company is terminated for any reason by the Company or by the Executive (whether or not during or following the expiration of the Period of Employment) (the date that the Executive’s employment by the Company terminates is referred to as the “Severance Date”), the Company shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Company, any payments or benefits except as follows:
(a)    The Company shall pay the Executive (or, in the event of the Executive’s death, the Executive’s estate) any Accrued Obligations;
(b)    If the Executive’s employment with the Company terminates during the Period of Employment as a result of a termination by the Company without Cause (other than due to the Executive’s death or Disability) or a resignation by the Executive for Good Reason, and in either case Section 5.3(c) does not apply, the Executive shall be entitled to the following benefits:
(i)    The Company shall pay the Executive (in addition to the Accrued Obligations), subject to tax withholding and other authorized deductions, an amount equal to one (1) times the Executive’s Base Salary at the annualized rate in effect on the Severance Date plus one (1) times the Executive’s target level of annual Incentive Bonus as in effect on the Severance Date. Subject to Section 22(b), the Company shall pay such severance benefit to the Executive in equal monthly installments (each representing the applicable fraction of such total benefit amount, rounded down to the nearest whole cent) over a period of twelve (12) consecutive months commencing with the month following the month in which the Executive’s Separation from Service occurs, with the first installment payable on (or within ten (10) days following) the sixtieth (60th) day following the Executive’s Separation from Service and to include each such installment that was otherwise (but for such 60-day delay) scheduled to be paid following the Executive’s Separation from Service and prior to the date of such payment.
(ii)    The Company will pay or reimburse the Executive for the Executive’s premiums charged to continue medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at the same or reasonably equivalent medical coverage for the Executive (and, if applicable, the Executive’s eligible dependents) as in effect immediately prior to the Severance Date, to the extent that the Executive elects such continued coverage; provided that the Company’s obligation to make any payment or reimbursement pursuant to this clause (ii) shall, subject to Section 22(b), commence with continuation coverage for the month following the month in which the Executive’s Separation from Service occurs and shall cease with continuation coverage for the eighteenth (18th) month following the month in which the Executive’s Separation from Service occurs (or, if earlier, shall cease upon the date the Executive becomes eligible for coverage under the health plan of a future employer, or the date the Company ceases to offer group medical coverage to its active executive employees or the Company is otherwise under no obligation to offer COBRA continuation coverage to the Executive). To the extent the Executive elects COBRA coverage, the Executive shall complete any continuation coverage enrollment procedures the Company may then have in place. The Company’s obligations pursuant to this Section 5.3(b)(ii) are subject to the Company’s ability to comply with applicable law and provide such benefit without resulting in material adverse tax consequences (such as, without limitation, rendering participation in a Company health and welfare plan taxable to participants or resulting in unintended material (relative to the amount of the benefit) tax penalties for the Company).
(iii)    The Company shall promptly pay to the Executive any Incentive Bonus that would otherwise be paid to the Executive had the Executive’s employment with the Company not terminated with respect to any fiscal year that ended before the Severance Date, to the extent not theretofore paid.
(iv)    The Company shall pay, on (or within ten (10) days following) the sixtieth (60th) day following the Executive’s Separation from Service, an amount in cash equal to (x) the Executive’s target Incentive Bonus for the fiscal year in which the Severance Date occurs, multiplied by (y) a fraction, the numerator of which is the total number of days in such fiscal year in which the Executive was employed by the Company and the denominator of which is the total number of days in such fiscal year.
(v)    The Initial Award provided in Section 3.3, to the extent then outstanding and unvested, shall be fully vested as of the Severance Date.
(c)    If the Executive’s employment with the Company terminates during the Period of Employment as a result of a termination by the Company without Cause (other than due to the Executive’s death or Disability) or a resignation by the Executive for Good Reason, and in either case such termination occurs within sixty (60) days prior to, upon, or at any time following a Change in Control of the Company, the Executive shall be entitled to the following benefits:
(i)    The Company shall pay the Executive (in addition to the Accrued Obligations), subject to tax withholding and other authorized deductions, an amount equal to one (1) times the Executive’s Base Salary at the annualized rate in effect on the Severance Date plus one (1) times the Executive’s target level of annual Incentive Bonus as in effect on the Severance Date. Subject to Section 22(b), the Company shall pay such severance benefit to the Executive in equal monthly installments (each representing the applicable fraction of such total benefit amount, rounded down to the nearest whole cent) over a period of twelve (12) consecutive months commencing with the month following the month in which the Executive’s Separation from Service occurs, with the first installment payable on (or within ten (10) days following) the sixtieth (60th) day following the Executive’s Separation from Service and to include each such installment that was otherwise (but for such 60-day delay) scheduled to be paid following the Executive’s Separation from Service and prior to the date of such payment; provided, however, that if such Separation from Service occurs on or within two (2) years following a Change in Control that constitutes a change in the ownership or effective control of Kilroy, or in the ownership of a substantial portion of the assets of Kilroy (in each case, such a change in ownership, in effective control or of a substantial portion of assets to be determined within the meaning of Code Section 409A (as defined below)), then (subject to Section 22(b)) the Company shall pay such severance benefit to the Executive in a lump sum on (or within ten (10) days following) the sixtieth (60th) day following the Executive’s Separation from Service.
(ii)    The Company will pay or reimburse the Executive for the Executive’s premiums charged to continue medical coverage pursuant to COBRA, at the same or reasonably equivalent medical coverage for the Executive (and, if applicable, the Executive’s eligible dependents) as in effect immediately prior to the Severance Date, to the extent that the Executive elects such continued coverage; provided that the Company’s obligation to make any payment or reimbursement pursuant to this clause (ii) shall, subject to Section 22(b), commence with continuation coverage for the month following the month in which the Executive’s Separation from Service occurs and shall cease with continuation coverage for the eighteenth (18th) month following the month in which the Executive’s Separation from Service occurs (or, if earlier, shall cease upon the date the Executive becomes eligible for coverage under the health plan of a future employer, or the date the Company ceases to offer group medical coverage to its active executive employees or the Company is otherwise under no obligation to offer COBRA continuation coverage to the Executive). To the extent the Executive elects COBRA coverage, the Executive shall complete any continuation coverage enrollment procedures the Company may then have in place. The Company’s obligations pursuant to this Section 5.3(c)(ii) are subject to the Company’s ability to comply with applicable law and provide such benefit without resulting in material adverse tax consequences (such as, without limitation, rendering participation in a Company health and welfare plan taxable to participants or resulting in unintended material (relative to the amount of the benefit) tax penalties for the Company).
(iii)    The Company shall promptly pay to the Executive any Incentive Bonus that would otherwise be paid to the Executive had the Executive’s employment with the Company not terminated with respect to any fiscal year that ended before the Severance Date, to the extent not theretofore paid.
(iv)    The Company shall pay, on (or within ten (10) days following) the sixtieth (60th) day following the Executive’s Separation from Service, an amount in cash equal to (x) the Executive’s target Incentive Bonus for the fiscal year in which the Severance Date occurs, multiplied by (y) a fraction, the numerator of which is the total number of days in such fiscal year in which the Executive was employed by the Company and the denominator of which is the total number of days in such fiscal year.
(v)    Each equity award granted by the Company to the Executive that vests based solely on the Executive’s continued service with the Company, to the extent then outstanding and unvested, shall be fully vested as of the Severance Date. As to any equity award granted by the Company to the Executive that is then (on the Executive’s Severance Date) outstanding and subject to performance-based vesting requirements, the vesting of such award will continue to be governed by its terms, provided that any service-based vesting requirement under such outstanding equity-based award shall be deemed satisfied in full as of the Severance Date.
(d)    If the Executive’s employment with the Company terminates during the Period of Employment as a result of the Executive’s death or Disability, the Company shall pay the Executive the amounts contemplated by Section 5.3(b)(iii) and (iv).
(e)    Notwithstanding the foregoing provisions of this Section 5.3, if the Executive materially breaches the Executive’s obligations under the Restrictive Covenants Agreement or this Agreement at any time, from and after the date of such breach and not in any way in limitation of any right or remedy otherwise available to the Company, the Executive will no longer be entitled to, and the Company will no longer be obligated to pay, any remaining unpaid amount contemplated by Section 5.3(b) or 5.3(c); provided that, if the Executive provides the Release contemplated by Section 5.4, in no event shall the Executive be entitled to benefits pursuant to Section 5.3(b)(i) or 5.3(c)(i), as applicable, of less than $5,000 (or the amount of such benefits, if less than $5,000), which amount the parties agree is good and adequate consideration, in and of itself, for the Executive’s Release contemplated by Section 5.4.
(f)    The foregoing provisions of this Section 5.3 shall not affect: (i) the Executive’s receipt of benefits otherwise due to terminated employees under group insurance coverage consistent with the terms of the applicable Company welfare benefit plan; (ii) the Executive’s rights under COBRA to continue health coverage; or (iii) the Executive’s receipt of benefits otherwise due in accordance with the terms of the Company’s 401(k) plan (if any).
5.4    Release; Resignations; No Other Severance; Leave.
(a)    This Section 5.4 shall apply notwithstanding anything else contained in this Agreement or any stock option or other equity award agreement to the contrary. As a condition precedent to any Company obligation to the Executive pursuant to Section 5.3(b) or 5.3(c), or any other obligation to accelerate vesting of any equity award in connection with the termination of the Executive’s employment, the Executive shall timely provide each of Kilroy and KRLP with a valid, executed general release agreement in substantially the form attached hereto as Exhibit A (with such changes thereto as the Company may make, consistent with the intent of such release, to address changes in the law or to otherwise help ensure the validity and enforceability of the agreement) provided by the Company (the “Release”), and such Release shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law. The Company shall provide the form of Release to the Executive not later than seven (7) days following the Severance Date, and the Executive shall be required to execute and return the Release to both Kilroy and KRLP within twenty-one (21) days (or forty-five (45) days if such longer period of time is required to make the Release maximally enforceable under applicable law) after the Company provides the form of Release to the Executive.
(b)    The Company and the Executive acknowledge and agree that there is no duty of the Executive to mitigate damages under this Agreement. All amounts paid to the Executive pursuant to Section 5.3 shall be paid without regard to whether the Executive has taken or takes actions to mitigate damages. The Executive agrees to resign (and hereby does so resign), effective on the Severance Date, as an officer and director of each of Kilroy and KRLP, as well as any Affiliate of either of them, and as a fiduciary of any benefit plan of the Company or any Affiliate of the Company. The Executive further agrees to promptly execute and provide to the Company any further documentation, as reasonably requested by the Company, to confirm such resignations, and to remove the Executive as a signatory on any accounts maintained by Kilroy, KRLP, or any Affiliates of either of them (or any of their respective benefit plans).

(c)    The Executive shall not be entitled to severance benefits pursuant to any other severance plan, policy or arrangement of Kilroy, KRLP, or any Affiliates of either of them.

(d)    In the event that the Company provides the Executive notice of termination without Cause pursuant to Section 5.1 or the Executive provides the Company notice of termination pursuant to Section 5.2, the Company will have the option to place the Executive on paid administrative leave during the notice period.

5.5    Certain Defined Terms.
(a)    As used herein, “Accrued Obligations” means:
(i)    any Base Salary that had accrued but had not been paid (including accrued and unpaid vacation time) on or before the Severance Date; and
(ii)    any reimbursement due to the Executive pursuant to Section 4.2 or Section 4.4 (for clarity, no reimbursement will be due to the Executive pursuant to Section 4.4 for a termination of employment other than a termination of employment (x) described in Section 5.3(b) or 5.3(c) or (y) on account of the Executive’s death or Disability) for expenses reasonably incurred by the Executive on or before the Severance Date and documented and pre-approved, to the extent applicable, in accordance with the Company’s expense reimbursement policies in effect at the applicable time.

(b)    As used herein, “Affiliate” of Kilroy, KRLP, or the Company means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Kilroy, KRLP, or either of them. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.
(c)    As used herein, “Cause” shall mean, as reasonably determined by the Board (or a committee thereof) based on the information then known to it, that one or more of the following has occurred:
(i)    the Executive is convicted of, pled guilty or pled nolo contendere to a felony or any crime involving fraud or dishonesty (in each case, under the laws of the United States or any relevant state, or a similar crime or offense under the applicable laws of any relevant foreign jurisdiction);
(ii)    the Executive has engaged in acts of fraud, dishonesty or other acts of willful misconduct in the course of the Executive’s duties hereunder;
(iii)    the Executive willfully fails to perform or uphold the Executive’s duties under this Agreement and/or willfully fails to comply with reasonable directives of the Board (or a committee thereof) or the CEO; or
(iv)    a breach in any material respect by the Executive of this Agreement, the Restrictive Covenants Agreement, or any other contract the Executive is a party to with Kilroy, KRLP, or any Affiliate of either of them, or any written policy of Kilroy, KRLP, or any Affiliate of either of them that is applicable to Company executives or employees generally;

provided, however, that any condition or conditions, as applicable, referenced in clause (iii) or clause (iv) above shall not (if a cure is reasonably possible in the circumstances) constitute Cause unless both (x) the Company provides written notice to the Executive of such condition(s) claimed to constitute Cause (such notice to be delivered in accordance with Section 18), and (y) the Executive fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof (or, if a cure is reasonably possible in the circumstances but more than thirty (30) days is required to cure such circumstances, the Executive fails to commence taking reasonable steps to cure such condition(s) if it is not reasonably possible to remedy such condition within such thirty (30) day period, or the Executive fails to cure such condition(s) as promptly as reasonably possible and in all cases not more than ninety (90) days of receiving such written notice thereof). For purposes of the foregoing definition of Cause, no act or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company.
(d)    As used herein, “Change in Control” shall mean:
(i) A transaction or series of transactions (other than an offering of Kilroy’s common stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and other than Kilroy, any of its subsidiaries, an employee benefit plan maintained by the Kilroy, KRLP, or any of its or their subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, Kilroy) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of Kilroy and immediately after such acquisition possesses more than 50% of the total combined voting power of Kilroy’s securities outstanding immediately after such acquisition; or
(ii) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with Kilroy to effect a transaction described in Section 5.5(d)(i) hereof or Section 5.5(d)(iii) hereof) whose election by the Board or nomination for election by Kilroy’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
(iii) The consummation by Kilroy (whether directly involving Kilroy or indirectly involving Kilroy through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of Kilroy’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:
(x) Which results in Kilroy’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of Kilroy or the person that, as a result of the transaction, controls, directly or indirectly, Kilroy or owns, directly or indirectly, all or substantially all of Kilroy’s assets or otherwise succeeds to the business of Kilroy (Kilroy or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction; and
(y) After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 5.5(d)(iii)(y) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in Kilroy prior to the consummation of the transaction; or
(iv)    Kilroy’s stockholders approve a liquidation or dissolution of Kilroy and all material contingencies to such liquidation or dissolution have been satisfied or waived.
(e)    As used herein, “Disability” shall mean a physical or mental impairment which, as reasonably determined by the Board (or a committee thereof), renders the Executive unable to perform the essential functions of the Executive’s employment with KRLP, even with reasonable accommodation, for more than 90 days in any 180-day period, unless a longer period is required by federal or state law, in which case that longer period would apply. The Executive agrees to reasonably cooperate with the Board (and any committee thereof) in making any such determination as to the existence of Disability.
(f)    As used herein, “Good Reason” shall mean the occurrence (without the Executive’s consent) of any one or more of the following conditions:
(i)     a material diminution by the Company in the Executive’s rate of Base Salary or target level of annual Incentive Bonus opportunity pursuant to Section 3.2, or (as to fiscal year 2025) the failure by the Company to grant any annual equity award required to be awarded by the Company pursuant to Section 3.4;
(ii)    a material diminution by the Company in the Executive’s authority, duties, or responsibilities;
(iii)    a material change by the Company in the geographic location of the Executive’s principal office with the Company (for this purpose, in no event shall a relocation of such office to a new location that is not more than fifty (50) miles from the current location of the Company’s executive offices constitute a “material change”); or
(iv)    a material breach by the Company of this Agreement;
provided, however, that any such condition or conditions, as applicable, shall not constitute Good Reason unless both (x) the Executive provides written notice to the Company of the condition claimed to constitute Good Reason within sixty (60) days of the initial existence of such condition(s) (such notice to be delivered in accordance with Section 18), and (y) the Company fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of the Executive’s employment with the Company shall not constitute a termination for Good Reason unless such termination occurs not more than one hundred and twenty (120) days following the initial existence of the condition claimed to constitute Good Reason.
(g)    As used herein, the term “Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(h)    As used herein, a “Separation from Service” occurs when the Executive dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.
5.6.    Notice of Termination; Employment Following Expiration of Period of Employment. Any termination of the Executive’s employment, and the Period of Employment, under this Agreement shall be communicated by written notice of termination from the Executive to the Company, or from the Company to the Executive, as the case may be. This notice of termination must be delivered in accordance with Section 18 and must indicate the specific provision(s) of this Agreement relied upon in effecting the termination. If the Company or the Executive delivers notice of non-renewal of the Period of Employment pursuant to Section 2 and the Executive continues to be employed by the Company following the expiration of the Period of Employment, the Executive’s employment by the Company following the expiration of the Period of Employment shall be on an at-will basis and may be terminated by the Company or by the Executive at any time, for any reason (or for no reason), with or without advance notice.
5.7    Limitation on Benefits.
(a)    Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, the Executive under any other Company plan or agreement (such payments or benefits are collectively referred to as the “Benefits”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Benefits shall be reduced (but not below zero) if and to the extent that a reduction in the Benefits would result in the Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if the Executive received all of the Benefits (such reduced amount is referred to hereinafter as the “Limited Benefit Amount”). Unless the Executive elects a different order of reduction, any such election to be consistent with the requirements of Section 409A of the Code, to the extent that a reduction in payments or benefits is required pursuant to this Section 5.7(a), the Company shall reduce or eliminate amounts which are payable first from any cash severance and cash bonuses, then from any payment in respect of an equity award that is not covered by Treas. Reg. Section 1.280G-1 Q/A-24(b) or (c), then from any payment in respect of an equity award that is covered by Treas. Reg. Section 1.280G-1 Q/A-24(c), in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as defined below). Any election given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation. Nothing in this Section 5.7(a) shall require the Company or any of its affiliates to be responsible for, or have any liability or obligation with respect to, the Executive’s excise tax liabilities under Section 4999 of the Code so long as this Section 5.7(a) is correctly applied by the Company.
(b)    A determination as to whether the Benefits shall be reduced to the Limited Benefit Amount pursuant to this Agreement and the amount of such Limited Benefit Amount shall be made by the Company’s independent public accountants or another certified public accounting firm or executive compensation consulting firm of national reputation designated by the Company (the “Firm”) at the Company’s expense. The Firm shall provide its determination (the “Determination”), together with detailed supporting calculations (including the value of any post-termination non-compete and other obligations of the Executive taken into account for purposes of the Determination) and documentation to the Company and the Executive within ten (10) business days of the date of termination of the Executive’s employment, if applicable, or such other time as reasonably requested by the Company or the Executive (provided the Executive reasonably believes that any of the Benefits may be subject to the Excise Tax), and if the Firm determines that no Excise Tax is payable by the Executive with respect to any Benefits, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such Benefits. Unless the Executive provides written notice to the Company within ten (10) business days of the delivery of the Determination to the Executive that the Executive disputes such Determination, the Determination shall be binding, final and conclusive upon the Company and the Executive.
6.    Confidentiality and Indemnification Agreements; Liability Insurance. Concurrently herewith, the Executive shall execute and deliver to each of Kilroy and KRLP a Non-Competition, Non-Solicitation and Non-Disclosure Agreement in the form previously provided by the Company to the Executive (the “Restrictive Covenants Agreement”). No later than on the Effective Date, the Company shall execute and deliver to the Executive an Indemnification Agreement in the form previously provided by the Company to the Executive (the “Indemnification Agreement”).
The Company shall cover the Executive under directors and officers liability insurance both during and after the Period of Employment in the same amount and to the same extent as the Company covers its other active officers and directors (except that, in no event shall the Company be required to maintain such coverage for a period of more than six years after the later of the last day on which the Executive served as an employee of the Company).
7.    Withholding Taxes. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation. Except for such withholding rights, the Executive is solely responsible for any and all tax liability that may arise with respect to the compensation provided under or pursuant to this Agreement.
8.    Successors and Assigns.
(a)    This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)    This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Without limiting the generality of the preceding sentence, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor or assignee, as applicable, which assumes and agrees to perform this Agreement by operation of law or otherwise.

9.    Number and Gender; Examples. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.
10.    Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.
11.    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the state of California, without giving effect to any choice of law or conflicting provision or rule (whether of the state of California or any other jurisdiction) that would cause the laws of any jurisdiction other than the state of California to be applied.
12.    Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction or determined by an arbitrator pursuant to Section 16 to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn (as to geographic scope, period of duration or otherwise) so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
13.    Entire Agreement. This Agreement, the Restrictive Covenants Agreement and the Indemnification Agreement (together, the “Integrated Agreement”) embody the entire agreement of the parties hereto respecting the matters within its scope. The Integrated Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into the Integrated Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth in the Integrated Agreement.
14.    Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.
15.    Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
16.    Arbitration. Except as provided in Section 17 and Section 7 of the Restrictive Covenants Agreement, any non-time barred, legally actionable controversy or claim arising out of or relating to this Agreement, its enforcement, arbitrability or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other non-time barred, legally actionable controversy or claim arising out of or relating to the Executive’s employment or association with the Company or termination of the same, including, without limiting the generality of the foregoing, any alleged violation of state or federal statute, common law or constitution, shall be submitted to individual, final and binding arbitration, to be held in Los Angeles County, California, before a single arbitrator selected from Judicial Arbitration and Mediation Services, Inc. (“JAMS”), in accordance with the then-current JAMS Arbitration Rules and Procedures for employment disputes, as modified by the terms and conditions in this Section (which may be found at www.jamsadr.com under the Rules/Clauses tab). The parties will select the arbitrator by mutual agreement or, if the parties cannot agree, then by obtaining a list of nine qualified arbitrators supplied by JAMS from their labor and employment law panel, with each party confidentially submitting a “rank and strike” list that ranks in order of priority six arbitrators and strikes three arbitrators, and the most favored arbitrator based on the cumulative rankings who was not struck by either party shall be appointed arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief that is provided for through any applicable state or federal statutes, or common law. Statutes of limitations shall be the same as would be applicable were the action to be brought in court. The arbitrator selected pursuant to this Agreement may order such discovery as is necessary for a full and fair exploration of the issues and dispute, consistent with the expedited nature of arbitration. At the conclusion of the arbitration, the arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator’s award or decision is based. Any award or relief granted by the arbitrator under this Agreement shall be final and binding on the parties to this Agreement and may be enforced by any court of competent jurisdiction. The Company will pay those arbitration costs that are unique to arbitration, including the arbitrator’s fee (recognizing that each side bears its own deposition, witness, expert and attorneys’ fees and other expenses to the same extent as if the matter were being heard in court). If, however, any party prevails on a statutory claim, which affords the prevailing party attorneys’ fees and costs, then the arbitrator may (to the extent required by law in order for this arbitration provision to be enforceable) award reasonable fees and costs to the prevailing party. The arbitrator may not award attorneys’ fees to a party that would not otherwise be entitled to such an award under the applicable statute (for clarity, the arbitrator may not award attorneys’ fees for contractual claims). The arbitrator shall resolve any dispute as to the reasonableness of any fee or cost. Except as provided in Section 7 of the Restrictive Covenants Agreement, the parties acknowledge and agree that they are hereby waiving any rights to trial by jury or a court in any action or proceeding brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or the Executive’s employment.
17.    Remedies. Each of the parties to this Agreement and any Person granted rights hereunder whether or not such person or entity is a signatory hereto shall be entitled to enforce its rights under this Agreement specifically to recover damages and costs for any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that monetary damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each party (as well as each other Person granted rights hereunder) may in its sole discretion obtain permanent injunctive or equitable relief in any arbitration filed pursuant to Section 16 and enforce any such relief awarded by the arbitrator in any court of competent jurisdiction. In addition, each party may also apply to any court of law or equity of competent jurisdiction for provisional injunctive or equitable relief, including a temporary restraining or preliminary injunction (without any requirement to post any bond or deposit), to ensure that the relief sought in arbitration is not rendered ineffectual by interim harm. Each party shall be responsible for paying its own attorneys’ fees, costs and other expenses pertaining to any such legal proceeding and enforcement regardless of whether an award or finding or any judgment or verdict thereon is entered against either party.
18.    Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via telecopier, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via telecopier, five days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.
if to Kilroy and/or KRLP:
Kilroy Realty Corporation
12200 West Olympic Boulevard, Suite 200
Los Angeles, CA 90064
Attention: Senior Vice President, Corporate Counsel

if to the Executive, to the address most recently on file in the payroll records of KRLP.
19.    Counterparts; Electronic Signature. This Agreement may be signed and/or transmitted in one or more counterparts by facsimile, e-mail of a .PDF, .TIF, .GIF, .JPG or similar attachment or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart, and that any such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s hand-written signature. The parties further consent and agree that (1) to the extent a party signs this Agreement using electronic signature technology, by clicking “sign” (or similar acknowledgement of acceptance), such party is signing this Agreement electronically, and (2) that electronic signatures appearing on this Agreement shall be treated, for purposes of validity, enforceability and admissibility, the same as hand-written signatures.
20.    Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that the Executive has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.
21.    Clawback Policy. Any amounts awarded or payable pursuant to this Agreement are subject to the terms of the Company’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of awards or other compensation (or cash, shares or other property received pursuant to awards, or value received from a disposition or such shares or other property). The Executive agrees to comply with, and promptly repay to the Company any amounts that are required to be repaid pursuant to, such policy.
22.    Section 409A.
(a)    It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject the Executive to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Executive. Any installment payments provided for in this Agreement shall be treated as a series of separate payments for purposes of Code Section 409A.
(b)    If the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Executive’s Separation from Service, the Executive shall not be entitled to any payment or benefit pursuant to Section 5.3(b), 5.3(c), or 5.3(d) until the earlier of (i) the date which is six (6) months after the Executive’s Separation from Service for any reason other than death, or (ii) the date of the Executive’s death. The provisions of this Section 22(b) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A. Any amounts otherwise payable to the Executive upon or in the six (6) month period following the Executive’s Separation from Service that are not so paid by reason of this Section 22(b) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Executive’s death).

(c)    To the extent that any benefits pursuant to Section 5.3(b)(ii), 5.3(c)(ii) or reimbursements pursuant to Section 4.2 or Section 4.4 are taxable to the Executive, any reimbursement payment due to the Executive pursuant to any such provision shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred (except as to any different payment timeframe provided for in Section 4.4 as to amounts subject thereto). The benefits and reimbursements pursuant to such provisions are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that the Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that the Executive receives in any other taxable year.
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IN WITNESS WHEREOF, the Executive, Kilroy and KRLP have executed this Agreement as of the date first set forth above.

“Executive”

/s/ Jeffrey Kuehling
Jeffrey Kuehling

“Kilroy”
Kilroy Realty Corporation
a Maryland corporation

By:	/s/ Heidi R. Roth
Heidi R. Roth
Executive Vice President, Chief Administrative Officer

By:	/s/ Lauren N. Stadler
Lauren N. Stadler
Senior Vice President, Corporate Counsel

“KRLP”
Kilroy Realty, L.P.
a Delaware limited partnership

By:	KILROY REALTY CORPORATION
a Maryland corporation,
its General Partner

By:	/s/ Heidi R. Roth
Heidi R. Roth
Executive Vice President, Chief Administrative Officer

By:	/s/ Lauren N. Stadler
Lauren N. Stadler
Senior Vice President, Corporate Counsel

EXHIBIT A

FORM OF RELEASE
1.    Release. Jeffrey Kuehling (“Executive”), on Executive’s own behalf and on behalf of Executive’s descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue Kilroy Realty Corporation (“Kilroy”), Kilroy Realty, L.P. (“KRLP”), each of their respective divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as its and their assignees, successors, directors, officers, stockholders, partners, representatives, attorneys, agents or employees, past or present, or any of them (individually and collectively, “Releasees”), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with Executive’s employment or any other relationship with or interest in Kilroy, KRLP, or either of them, or the termination thereof, including without limiting the generality of the foregoing, any claim for severance pay, profit sharing, bonus or similar benefit, pension, retirement, life insurance, health or medical insurance or any other fringe benefit, or disability, or any other claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected resulting from any act or omission by or on the part of Releasees committed or omitted prior to the date of this General Release Agreement (this “Agreement”) set forth below, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, California Labor Code Section 132a, the California Family Rights Act, or any other federal, state or local law, regulation, ordinance, constitution or common law (collectively, the “Claims”); provided, however, that the foregoing release does not apply to any obligation of the Company (as defined in the Employment Agreement (as such term is defined below)) to Executive pursuant to any of the following:
(1) Section 5.3 of the Employment Agreement dated as of July 30th, 2024 by and among Kilroy, KRLP and Executive (the “Employment Agreement”);
(2) any equity-based awards previously granted by Kilroy to Executive, to the extent that such awards continue after the termination of Executive’s employment with the Company in accordance with the applicable terms of such awards;
(3) any right to indemnification that Executive may have pursuant to the Company’s bylaws, its corporate charter or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Executive may in the future incur with respect to Executive’s service as an employee, officer or director of the Company or any of its subsidiaries or affiliates;
(4) with respect to any rights that Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy;
(5) any rights to continued medical and dental coverage that Executive may have under COBRA;
(6) any rights to payment of benefits that Executive may have under a retirement plan sponsored or maintained by the Company that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended; or
(7) any deferred compensation that Executive may be entitled to under a nonqualified deferred compensation plan of the Company.
In addition, this release does not cover any Claim that cannot be so released as a matter of applicable law. Notwithstanding anything to the contrary herein, nothing in this Agreement prohibits Executive from filing a charge with or participating in an investigation conducted by any state or federal government agencies. However, Executive does waive, to the maximum extent permitted by law, the right to receive any monetary or other recovery, should any agency or any other person pursue any claims on Executive’s behalf arising out of any claim released pursuant to this Agreement. For clarity, and as required by law, such waiver does not prevent Executive from accepting a whistleblower award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended. Executive acknowledges and agrees that Executive has received any and all leave and other benefits that Executive has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.
2.    Acknowledgement of Payment of Wages. Executive acknowledges that the Executive has received all amounts owed for Executive’s regular and usual salary (including, but not limited to, any bonus, incentive or other wages), and usual benefits through the date of this Agreement.
3.    Waiver of Unknown Claims. This Agreement is intended to be effective as a general release of and bar to each and every Claim hereinabove specified. Accordingly, Executive hereby expressly waives any rights and benefits conferred by Section 1542 of the California Civil Code and any similar provision of any other applicable state law as to the Claims. Section 1542 of the California Civil Code provides:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
Executive acknowledges that the Executive later may discover claims, demands, causes of action or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, Executive hereby waives, as to the Claims, any claims, demands, and causes of action that might arise as a result of such different or additional claims, demands, causes of action or facts.
4.    ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Agreement, Executive is waiving any and all rights or claims that Executive may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Agreement. Executive further expressly acknowledges and agrees that:
(a)    In return for this Agreement, Executive will receive consideration beyond that which Executive was already entitled to receive before executing this Agreement;
(b)    Executive is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;
(c)    Executive was given a copy of this Agreement on [_________, 202__], and informed that Executive had [twenty-one (21)] days within which to consider this Agreement and that if Executive wished to execute this Agreement prior to the expiration of such [21]-day period Executive will have done so voluntarily and with full knowledge that Executive is waiving Executive’s right to have [twenty-one (21)] days to consider this Agreement; and that such [twenty-one (21)] day period to consider this Agreement would not and will not be re-started or extended based on any changes, whether material or immaterial, that are or were made to this Agreement in such [twenty-one (21)] day period after Executive received it;
(d)    Executive was informed that Executive had seven (7) days following the date of execution of this Agreement in which to revoke this Agreement, and this Agreement will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Executive exercises this revocation right, neither the Company nor Executive will have any obligation under this Agreement. Any notice of revocation should be sent by Executive in writing to the Company (attention [_____________]), [Address], so that it is received within the seven-day period following execution of this Agreement by Executive.
(e)    Nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.
5.    No Transferred Claims. Executive represents and warrants to the Company that Executive has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof.
6.    Miscellaneous. The following provisions shall apply for purposes of this Agreement:
(a)    Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.
(b)    Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.
(c)    Governing Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary.
(d)    Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.
(e)    Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.
(f)    Waiver. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.
(g)    Arbitration. Any controversy arising out of or relating to this Agreement shall be submitted to arbitration in accordance with the arbitration provisions of the Employment Agreement.
(h)    Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.
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The undersigned have read and understand the consequences of this Agreement and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.
EXECUTED this ________ day of ________ 20___, at ______________________ County, __________.

“Executive”

Jeffrey Kuehling
EXECUTED this ________ day of ________ 20___, at ______________________ County, __________.

“Kilroy”
Kilroy Realty Corporation
a Maryland corporation

By:
[Name]
[Title]

By:
[Name]
[Title]

“KRLP”
Kilroy Realty, L.P.
a Delaware limited partnership

By:	KILROY REALTY CORPORATION
a Maryland corporation,
its General Partner

By:
[Name]
[Title]

By:
[Name]
[Title]

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